Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson Chief Financial Officer (408) 986-9888	Claire McAdams Investor Relations (530) 265-9899

INTEVAC NAMES WENDELL BLONIGAN PRESIDENT AND CEO

Norm Pond Continues as Chairman

Santa Clara, California, July 09, 2013 – Intevac, Inc. (IVAC) announced today that Mr. Wendell Blonigan will join the company as President and Chief Executive Officer (CEO) on July 15, 2013. Mr. Norman Pond, Intevac’s founder and current Chairman and CEO, will continue as Chairman of the Board of Directors.

Mr. Blonigan, 51, brings to Intevac nearly 30 years of senior management and technical experience in the high-technology industry. He joins the company from Orbotech LT Solar, which he founded and where he had served as chief executive officer since 2009. Previously, he was chief operating officer of Photon Dynamics, which he joined in 2006 after serving as president of Applied Materials’ AKT display subsidiary. Mr. Blonigan’s extensive high-technology experience spans the semiconductor, flat panel display, and solar capital equipment markets.

“We are delighted that Wendell will become CEO of Intevac,” commented Mr. Pond. “He has a demonstrated track record of success managing high-technology equipment businesses as well as successfully bringing innovative products to market.”

“Intevac is uniquely positioned as an innovative company possessing strong technologies in both their equipment and photonics businesses,” said Mr. Blonigan. “I’m excited to join the Intevac team, where we will work together to deliver increasing value to our customers and shareholders.”

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our LEAN SOLAR™ systems increase the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacturing of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

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